UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2015

COMMSCOPE HOLDING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36146	27-4332098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 CommScope Place, SE, Hickory, North Carolina	28602
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (828) 324-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On May 28, 2015, CommScope Holding Company, Inc. (the “Company”) announced that its wholly owned subsidiary, CommScope, Inc. (the “Secured Notes Issuer”), priced its offering of $500.0 million in aggregate principal amount of 4.375% senior secured notes due 2020 (the “Secured Notes”) and its wholly owned subsidiary, CommScope Technologies Finance LLC (the “Unsecured Notes Issuer”), priced its offering of $1.5 billion in aggregate principal amount of 6.000% senior unsecured notes due 2025 (the “Unsecured Notes”). In addition, the Company announced the pricing of its $1,250 million in additional borrowings (the “incremental term loan facility”) under the term loan portion of its senior secured credit facilities (the “existing term loan facility”). The incremental term loan facility will mature 7.5 years after the funding of the facility, which is expected to occur 30 days after the date hereof. The borrowings under the incremental term loan facility will be made at 99.75% of par and will have an interest rate of LIBOR plus 3.00%, subject to a LIBOR floor of 0.75%.

The Secured Notes Issuer expects to use the net proceeds of the offering of the Secured Notes, together with cash on hand, to repay a portion of the principal amount outstanding under the Company’s existing term loan facility. The Unsecured Notes Issuer intends to use the proceeds of the offering of the Unsecured Notes, together with cash on hand and borrowings under the incremental term loan facility, to finance the Company’s acquisition (the “Acquisition”) of the Broadband Network Solutions business of TE Connectivity Ltd. The proceeds from the issuance and sale of the Unsecured Notes and the borrowings under the incremental term loan facility will be held in escrow until the completion of the Acquisition.

The foregoing information is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CommScope Holding Company, Inc.

Date: May 28, 2015	By:	/s/ Frank B. Wyatt, II
	Name:	Frank B. Wyatt, II
	Title:	Senior Vice President, General Counsel and Secretary